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                                                                     Exhibit 5.1





                 [Richards, Layton & Fingers, P.A. Letterhead]





                                October 14, 1999



Appalachian Natural Gas Trust
c/o Eastern States Oil & Gas, Inc.
2800 Eisenhower Avenue
Alexandria, Virginia 22314

     Re: Appalachian Natural Gas Trust

Ladies and Gentlemen:

     We have acted as special Delaware counsel for Eastern States Oil & Gas, Inc., a Delaware corporation (the "Company"), and Appalachian Natural Gas Trust, a Delaware business trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

     (a) The Certificate of Trust of the Trust, as filed with the Secretary of State on August 19, 1999, as amended by the Certificate of Amendment to Certificate of Trust, as filed with the Secretary of State on October 8, 1999;

     (b) The Trust Agreement of the Trust, dated as of August 18, 1999, as amended by the Restated Trust Agreement, dated as of October 4, 1999, among the Company and the trustees of the Trust named therein;

     (c) The Registration Statement (the "Registration Statement") on Form S-1, including a preliminary prospectus with respect to the Trust (the "Prospectus"), relating to the


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Appalachian Natural Gas Trust
October 14, 1999
Page 2


Trust Units representing beneficial interests in the assets of the Trust (each, a "Trust Unit" and collectively, the "Trust Unit"), as filed by the Company and the Trust with the Securities and Exchange Commission on August 26, 1999;

     (d) A form of Amended and Restated Trust Agreement for the Trust, to be entered into between the Company, the trustees of the Trust named therein, and the holders, from time to time, of the Trust Units (the "Trust Agreement"), to be attached as an exhibit to the Registration Statement

     (e) A form of certificate evidencing the Trust Units (the "Certificate");
and


     (f) A Certificate of Good Standing for the Trust, dated October 14, 1999, obtained from the Secretary of State.


     With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

     For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us,
(iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Trust Unit is to be issued by the Trust (collectively, the "Trust Unit Holders") of a Certificate for such Trust Unit and the payment for such Trust Unit, in accordance with the Trust Agreement and the Prospectus, and (vii) that the Trust Units are issued and sold to the Trust Unit Holders in accordance with the Trust Agreement and the Prospectus. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

     This opinion is limited to the laws of the State of Delaware, and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and
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Appalachian Natural Gas Trust
October 14, 1999
Page 3


subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

     1. The Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act.

     2. The Trust Units of the Trust will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

     3. The Trust Unit Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Trust Unit Holders may be obligated to make payments as set forth in the Trust Agreement.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Validity of the Trust Units" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                      Very truly yours,



                                      /s/ Richards, Layton & Fingers, P.A.